CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 1 to Registration Statement on Form S-1 (as amended, the “Registration Statement”) of our report dated April 14, 2008, except for Note 22, as to which the date is May 2, 2008, and except for Note 18 and as to the effects of the restatement discussed in Note 23, as to which the date is July 1, 2008, related to the consolidated financial statements for the year ended December 31, 2007 of Striker Oil & Gas, Inc.  We also consent to the reference to our firm under the heading ‘Experts’ in this Registrations Statement.

/s/ Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

July 16, 2008